Offer to Purchase for Cash
Up to 6,000,000 American Depositary Shares
of
Linktone Ltd.
at
$3.80 Per American Depositary Share
(each American Depositary Share represents 10 ordinary shares of Linktone Ltd.)
by
MNC International Ltd.
an indirect wholly-owned subsidiary of
PT Media Nusantara Citra Tbk

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M., NEW YORK CITY TIME,
ON WEDNESDAY, MARCH 12, 2008, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	February 6, 2008

MNC International Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (the “Purchaser”) and an indirect wholly-owned subsidiary of PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (“MNC”), and MNC have appointed J.P. Morgan Securities Inc. to act as Dealer Manager in connection with the offer to purchase up to 6,000,000 American Depositary Shares (“ADSs,” each ADS represents 10 ordinary shares, par value $0.0001 per share) of Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”), at a price of $3.80 per ADS, to the seller in cash, without interest, subject to any withholding taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 6, 2008 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase dated February 6, 2008;

2.	Letter of Transmittal to be used by holders of Linktone’s ADSs in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

3.	The Letter to holders of Linktone’s ADSs from the Chief Executive Officer of Linktone accompanied by Linktone’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold ADSs in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery with respect to the ADSs; and

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

There is no financing condition to the Offer. See Section 14 — “Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 7:00 p.m., New York City time, on Wednesday, March 12, 2008, unless extended.

The Offer is being made as required by an acquisition agreement, dated as of November 28, 2007 (as amended or modified from time to time, the “Acquisition Agreement”) by and among MNC and Linktone. MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement. Under the Acquisition Agreement, the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued ordinary shares, depending on the number of ADSs accepted for payment in the Offer, at a purchase price equivalent to the price per share to be paid for ADSs accepted for payment in the Offer ($0.38 per ordinary share) (the “Subscription”). After giving effect to the Subscription and purchase and acquisition of any or no ADSs in the Offer, the Purchaser will hold no less than 51% of the total outstanding ordinary shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s ordinary shares, MNC will be able to control Linktone.

The Offer is a liquidity mechanism for Linktone’s ADS holders and not the transaction by which MNC will acquire control of Linktone and if no ADS holders tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. In addition to the controlling interest of ordinary shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation subject to the appropriate shareholder approval, which may include the approval of a majority of not less than 2/3 of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription.

The board of directors of Linktone has unanimously: (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that holders of Linktone’s ADSs accept the Offer and tender their ADSs in the Offer. The adoption of the Acquisition Agreement and the issuance of ordinary shares in the Subscription were duly approved by holders of a majority of Linktone’s outstanding ordinary shares present in person or by proxy at a special meeting of shareholders held on January 30, 2008.

In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) (b) American Depositary Receipts (“ADRs”) evidencing certificated ADSs (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Linktone’s ADSs may be paid at different times depending upon when ADRs or Book-Entry Confirmations with respect to ADSs are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the ADSs, regardless of any extension of the Offer or any delay in making payment.

Neither the Purchaser nor MNC will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of ADSs in the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to us as Dealer Manager at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to D.F. King & Co., Inc., the Information Agent, at the address appearing on the back page of the Offer to Purchase.

Very truly yours,

J.P. Morgan Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, MNC, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.